As filed with the Securities and Exchange Commission on March 1, 2024

Registration No. 333-190085

Registration No. 333-198715

Registration No. 333-204032

Registration No. 333-231187

Registration No. 333-271644

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-190085

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-198715

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-204032

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-231187

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-271644

UNDER

THE SECURITIES ACT OF 1933

PHYSICIANS REALTY TRUST

(DOC DR Holdco, LLC, as successor by merger to Physicians Realty Trust)
(Exact name of registrant as specified in its charter)

Maryland	46-2519850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

309 N. Water Street, Suite 500

Milwaukee, Wisconsin 53202

(Address of principal executive offices) (Zip Code)

Physicians Realty Trust 2013 Equity Incentive Plan

Physicians Realty Trust 2013 Equity Incentive Plan, as amended

Physicians Realty Trust 2015 Employee Stock Purchase Plan

Physicians Realty Trust 2013 Equity Incentive Plan, as amended and restated

Physicians Realty Trust Amended and Restated 2013 Equity Incentive Plan

Physicians Realty Trust Amended and Restated 2015 Employee Stock Purchase Plan

(Full titles of the plans)

Jeffrey H. Miller, Esq.

General Counsel

Healthpeak Properties, Inc.

4600 South Syracuse Street, Suite 500

Denver, Colorado 80237

(Name and address of agent for service)

(720) 428-5050
(Telephone number, including area code, of agent for service)

Copies to:

Charles K. Ruck, Esq.
Andrew C. Elken, Esq.
Lewis W. Kneib, Esq.
Darren J. Guttenberg, Esq.
Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York
(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”), filed by DOC DR Holdco, LLC, as successor by merger to Physicians Realty Trust, a Maryland real estate investment trust (the “Company”), remove from registration all common shares of beneficial interest, par value $0.01 per share, of the Company (the “Shares”) and other securities registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with SEC	Name of Equity Plan or Agreement	Shares
333-190085	July 23, 2013	Physicians Realty Trust 2013 Equity Incentive Plan	600,000
333-198715	September 12, 2014	Physicians Realty Trust 2013 Equity Incentive Plan, as amended	1,850,000
333-204032	May 8, 2015	Physicians Realty Trust 2015 Employee Stock Purchase Plan	250,000
333-231187	May 3, 2019	Physicians Realty Trust 2013 Equity Incentive Plan, as amended and restated	4,550,000
333-271644	May 4, 2023	Physicians Realty Trust Amended and Restated 2013 Equity Incentive Plan	4,000,000
		Physicians Realty Trust Amended and Restated 2015 Employee Stock Purchase Plan	400,000

On October 29, 2023, the Company and Physicians Realty L.P., a Delaware limited partnership (the “Operating Partnership”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Healthpeak Properties, Inc., a Maryland corporation (“Healthpeak”), DOC DR Holdco, LLC (formerly known as Alpine Sub, LLC), a Maryland limited liability company and a wholly-owned subsidiary of Healthpeak (“DOC DR Holdco”) and DOC DR, LLC (formerly known as Alpine OP Sub, LLC), a Maryland limited liability company (“DOC DR OP Sub”) and a wholly-owned subsidiary of Healthpeak OP, LLC, a Maryland limited liability company (“Healthpeak OP”). The Merger Agreement provides for, subject to the terms and conditions thereof, the combination of the Company and Healthpeak through a series of transactions including, among others, (i) a merger of the Company with and into DOC DR Holdco, with DOC DR Holdco surviving as a wholly-owned subsidiary of Healthpeak (the “Company Merger”) and (ii) a merger of the Operating Partnership with and into DOC DR OP Sub, with DOC DR OP Sub continuing as the surviving entity and a wholly-owned subsidiary of Healthpeak OP (the “Partnership Merger” and, together with the Company Merger, the “Mergers”). As a result of the consummation on March 1, 2024 of the Mergers and the other transactions contemplated by the Merger Agreement, the Company has terminated the offerings of the Company’s securities pursuant to the Registration Statements.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that had been registered for issuance but that remain unsold at the termination of the offerings, these Post-Effective Amendments remove from registration any and all securities that were registered under the Registration Statements and remain unsold at the termination of the offerings. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, State of Colorado, on March 1, 2024.

DOC DR HOLDCO, LLC (successor by merger to Physicians Realty Trust)

By: Healthpeak OP, LLC, its Sole Member

By: Healthpeak Properties, Inc., its Managing Member

By:	/s/ Jeffrey H. Miller
Name: Jeffrey H. Miller
Title: General Counsel

* Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.